EXHIBIT 10.12

Sun Healthcare Group, Inc. Executive Bonus Plan

Effective January 1, 2009, annual incentive bonuses of senior management (“Executives”) of Sun Healthcare Group, Inc. (“Sun”) and senior management of SunBridge Healthcare Corporation (“SunBridge”) shall be determined pursuant to this plan.

The incentive bonus (the “Bonus”) of an Executive for any fiscal year (the “Applicable Fiscal Year”) shall be based on the criteria set forth below. For Mr. Matros, Mr. Mathies and Dr. Hunker, the Bonus will be based upon achievement of the EBITDA and quality of care targets as described below.  For Mr. Shaul, Mr. Newman and Ms. Crispell, the Bonus will be determined solely by achievement of the EBITDA target as described below.

1.           EBITDA.  The amount of the Bonus for all Executives shall be based upon Sun’s normalized consolidated earnings before interest, taxes, depreciation and amortization of Sun (“EBITDA”), as published by Sun in its press release announcing financial results for the Applicable Fiscal Year. The Compensation Committee of the Board of Directors (the “Committee”) of Sun reserves the right to make adjustments for the effect of prior period actuarial adjustments for self insurance for general and professional liability, discontinued operations and other normalizing items in determining the level of achievement of the EBITDA target.  The calculation of actual EBITDA shall include an accrual for all Bonuses and other cash bonuses to be paid to Sun officers and employees based upon achievement of an EBITDA target.

The Committee shall establish the EBITDA target each year.  Subject to the provisions of Section 2, the amount of the Bonus shall be based upon actual EBITDA attained as a percentage of the target EBITDA as follows (percentages in the tables are percentages of base salary as of the last day of the Applicable Fiscal Year):

Name	Position	85% of Target	100% of target	115% of target
R. Matros	Chairman & CEO	18%	95%	158%
W. Mathies	COO SunBridge	15%	80%	131%
B. Shaul	CFO	15%	75%	131%
C. Hunker	Ch. Comp. & Ch. Risk Off.	15%	75%	131%
M. Newman	GC	15%	75%	131%
C. Crispell	SVP, HR	10%	50%	88%

If actual EBITDA is less than 85% of target EBITDA, no Bonus will be paid to any Executive.  If actual EBITDA exceeds 115% of target EBITDA, each Bonus will equal the percentage of base salary set forth in the last column of the table above.  If actual EBITDA is greater than 85% of target EBITDA but less than 100% of target EBITDA, or greater than 100% but less than 115%, the amount of the Bonus will be prorated between the amounts shown in the applicable columns of the table.

2.           Quality of Care Component.    If the quality of care target is met, the Bonus shall be paid in the amount determined as set forth above.  If the quality of care target is not met, the Committee shall deduct such amount of the Bonus for each of Mr. Matros, Mr. Mathies and Dr. Hunker as it determines in its discretion from the amount otherwise payable.  The quality of care target is met if quality of care at skilled nursing centers operated by SunBridge and its subsidiaries is better than or equal to the quality of care at skilled nursing centers of SunBridge’s for-profit peer group of companies for the Applicable Fiscal Year (or the twelve month period ending as close as possible to the end of Applicable Fiscal Year for which data are available at the time the Committee considers the amount of the Bonus), in each case as measured by the Health Deficiency Index reported by PointRight, Inc. or whichever independent reporting entity is then used by Sun to provide such information.  Notwithstanding the above, if actual EBITDA is at least equal to 85% of target, the amount of the Bonus payable to Messrs. Matros and Mathies cannot be less than 10% of their respective base salaries.

3.           Timing of Payment.  The Bonus shall be paid to each executive after completion of the year-end audit in 2009 (but in no event later than March 15, 2009).

4.           Recoupment of Bonus Payments.  A Bonus paid to an Executive is subject to recoupment, to the extent determined to be appropriate by the Committee, if each of the following circumstances occur: (1) the amount of the Bonus was calculated based on the achievement of EBITDA, the calculation of which was based on financial statements that are subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any Executive, or any officer or employee that reports to an Executive was a significant contributing factor to such noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of the financial statements for the third fiscal year following the Applicable Fiscal Year to which the Bonus relates.  In such circumstances, a Bonus will be subject to recoupment only to the extent a lesser Bonus would have been paid to an Executive based upon EBITDA, as restated, and only as to the net amount of such portion of the Bonus after reduction for the Executive’s tax liability on that portion of the Bonus.  By accepting a Bonus, each Executive agrees to promptly make any Bonus reimbursement required by the Committee in accordance with this section, and that Sun, SunBridge and their respective affiliates may deduct from any amounts owed to the executive from time to time (such as wages or other compensation) any amounts the Executive is required to reimburse Sun and/or SunBridge pursuant to this section.  This section does not limit any other remedies Sun, SunBridge or their respective affiliates may have available in the circumstances, which may include, without limitation, dismissing the executive or initiating other disciplinary procedures.  The provisions of this section are in addition to (and not in lieu of) any rights to repayment Sun, SunBridge or their respective affiliates may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.